UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 15, 2005

REGENERATION TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31271	59-3466543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

I. Bonus Awards for 2004; Bonus Opportunities and Salary for 2005

2004 Bonus Awards. On February 15, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Regeneration Technologies, Inc. (the “Company”) declared 2004 bonus awards to the Company’s executive officers. In determining the bonus amounts, the Committee considered, among other factors, (a) individual performance criteria, (b) the importance of retaining and properly motivating the Company’s executive officers, and (c) other information deemed relevant. The Committee approved the following bonus payments to the Company’s executive officers:

Name	2004 Bonus Award
Brian K. Hutchison	$75,000
Thomas F. Rose	$40,000
Roger W. Rose	$40,000
Caroline Hartill	$37,170
Joseph W. Condon	$30,780

2005 Salary Adjustments and Bonus Opportunities. On February 15, 2005, the Committee also approved 4% salary increases for each of the executive officers, effective March 27, 2005, and established bonus targets and performance criteria for 2005. The bonus targets are $250,000 for Mr. Hutchison, $100,000 for Mr. Thomas F. Rose, and $90,000 for each of Mr. Roger W. Rose, Ms. Hartill and Mr. Condon. The performance criteria for Messrs. Hutchison, Thomas F. Rose and Roger W. Rose are net income and operating cash flow, each weighted equally. The performance criteria for Ms Hartill and Mr. Condon are net income, gross profit margin and revenues, each weighted equally. As in the past, the Committee retains discretion to take other factors into account in determining bonuses for 2005.

II. Executive Retention and Severance Program

On February 15, 2005, the Board approved retention and severance arrangements with executive officers and other key personnel designed to maintain stability following the Company’s announcement of its exploration of strategic alternatives to enhance shareholder value and to facilitate an orderly transition in the event the strategic review process leads to a sale of the Company (a “transaction”).

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The retention arrangements cover four executive officers (Mr. Hutchison is not covered) and twenty-one other management personnel. Each covered employee will be entitled to receive a retention bonus of 50% of salary if a transaction occurs and the employee stays with the Company (or its successor) for at least six months after the transaction. The bonus would also be payable if, before the end of the six-month period, the employee is terminated without “cause” or, in certain cases, terminates for “good reason.” The following table shows the potential retention bonuses that may be earned by each of the executive officers and by the remaining participants:

Estimated Retention

Bonus Awards

Amounts
Executive Officers:
Brian K. Hutchison	$0
Thomas F. Rose	100,000
Roger W. Rose	108,000
Caroline Hartill	92,500
Joseph W. Condon	80,000

Subtotal for Executive Officers	380,500
Other Key Employees	1,322,323

Total for all Participants	$1,702,823

The severance arrangements approved by the Board will cover all five executive officers and twenty-one other key personnel. Each covered employee will be entitled to severance payments and benefits if the employee is terminated without “cause” or, in certain cases, terminates for “good reason” before the second anniversary of a change in control of the Company, including, for this purpose, the transaction. The amount of severance a participant is eligible to receive is equal to the applicable percentage of the participant’s salary and target bonus. The applicable percentage is 200% for Mr. Hutchison, 100% for each of the other executive officers, 100% for three other executive employees, and 50% for the eighteen additional participating key personnel. Severed participants would also be entitled to continuing group health plan participation for the period covered by their severance payments.

III. Director Compensation for 2005

On February 15, 2005, the Board also reviewed the compensation schedule for non-employee directors. The Board decided to increase the per-meeting attendance fee to $5,000 from $3,000, effective as of January 1, 2005. No other changes were made.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERATION TECHNOLOGIES, INC.

Date: February 22, 2005	By:	/s/ Thomas F. Rose
	Name:	Thomas F. Rose
	Title:	Vice President and Chief Financial Officer

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